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FORM 3                                               OMB NUMBER: 3235-0104
------                                               Expires:  December 31, 2001
                                                     Estimated average burden
                                                     Hours per response 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Mehta                       Bharat                    M.
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   (Last)                     (First)                   (Middle)

   c/o Genta Incorporated
   Two Connell Drive
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                                    (Street)

   Berkeley Heights            NJ                      07922
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  (City)                    (State)                    (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   5/28/2002

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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [-]  Director                         [-]  10% Owner
   [X]  Officer (give title below)       [-]  Other (specify below)

                           VP Manufacturing Operations
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person
   [-]  Form filed by More than One Reporting Person
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             Table I-- Non-Derivative Securities Beneficially Owned
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
 1. Title of Security              2. Amount of Securities      3. Ownership            4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                        Beneficially Owned           Form:                   (Instr. 5)
                                      (Instr. 4)                   Direct (D) or
                                                                   Indirect (I)
                                                                   (Instr. 5)
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
Common Stock, par value $.001
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                  SEC 1473(3-99)

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               Table II-- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
 1. Title of Derivative   2. Date Exercisable     3. Title and Amount of     4. Conversion or    5. Ownership     6.  Nature of
    Security                 and Expiration Date     Securities Underlying      Exercise Price      Form of           Indirect
    (Instr. 4)               (Month/Day/Year)        Derivative Security        of Derivative       Derivative        Beneficial
                                                     (Instr. 4)                 Security            Security:         Ownership
                                                                                                    Direct (D)        (Instr. 5)
                                                                                                    or Indirect
                                                                                                    (I)(Instr.5)
                           --------------------------------------------------
                           Date         Expiration                  Amount or
                           Exercisable  Date             Title      Number of
                                                                    Shares
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

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
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Bharat M. Mehta                   June 4, 2002
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**Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.